Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF

TIMOTHY L. MURRAY

This First Amendment (“Amendment”) to the Employment Agreement (“Agreement”), dated December 19, 2013, is made between K12 Services Inc., a Delaware Corporation, and Timothy L. Murray (“Executive”).

WHEREAS, the Company and Executive, with the approval of the Compensation Committee of K12 Inc., have agreed to relocation expenses for Executive;

NOW, THEREFORE, the Agreement is amended and affirmed as follows:

Add a new Section 2(i) which states as follows.

(i)                                     Relocation Expenses. The Company will reimburse executive for up to seventy thousand dollars ($70,000) in relocation expenses incurred and submitted before March 31, 2014, and which Executive agrees to pay back to the Company in the event Executive resigns within twelve months (12) of the date of this Amendment.

Agreed and Accepted:

Timothy L. Murray